Exhibit 99.1

ProPhase Labs Announces Record First Quarter 2022 Financial Results

Record Net Revenues of $47.5 Million, Up 211% Year-over-Year

Record Net Income of $12.5 Million, Increasing 1082% Year-over-Year

Announces Special Cash Dividend of $0.30 per share

Management to Host Conference Call Today at 11:00 a.m. ET

GARDEN CITY, NY, May 13, 2022 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified diagnostics and genomics company, today reported its financial and operational results for the first quarter ended March 31, 2022. The Company also announced today that its Board of Directors has declared a special cash dividend in the amount of $0.30 per share on its common stock, payable on June 3, 2022 to stockholders of record as of May 25, 2022.

First Quarter 2022 Highlights:

●	Net revenue of $47.5 million for the three months ended March 31, 2022, as compared to $15.3 million for the three months ended March 31, 2021, an increase of approximately 211%.

●	Net income of $12.5 million, or $0.81 per share, for the three months ended March 31, 2022, as compared to net income of $1.1 million, or $0.07 per share, for the three months ended March 31, 2021.

●	Adjusted EBITDA income of $14.6 million for the three months ended March 31, 2022, as compared to adjusted EBITDA income of $2.3 million for the three months ended March 31, 2021.

●	Cash, cash equivalents and marketable securities of $29.4 million and net working capital of $52.6 million at March 31, 2022.

●	377,000 diagnostics tests performed in the quarter ended March 31, 2022, as compared to 113,000 diagnostic tests performed in the quarter ended March 31, 2021.

●	Paid special cash dividend of $0.30 per share on March 10, 2022.

●	Retired $2 million of outstanding long term debt.

●	Presented at the Planet MicroCap Showcase 2022 and the MicroCap Rodeo Winter Wonderland Best Ideas Conference.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “Our entire team continues to generate phenomenal results. We reported $12.5 million in net income, which includes $3.4 million in income tax expense. Our adjusted EBITDA was even greater. While there was a significant spike in COVID-19 incidence in Q1 2021, our testing levels still significantly increased year over year for 2022, due to our extensive expansion and diversification of our customer base, including independent pharmacies, schools, concierge services in multiple states, municipal contract wins, etc. Our strong Q1 financial results reflect this growth in customers combined with more efficient operations.”

“We expect Q2 2022 to continue to produce strong year over year results. We expect to see additional waves of Covid-19 throughout the year as the BA2 sub-variant continues to mutate and as we learn more about BA4 and BA5 variants that are now spreading at an accelerated rate in other countries. For these reasons, we believe that demand for testing will continue for the foreseeable future. A significant portion of our business over the past two quarters was reimbursed by Health Resources & Services Administration (HRSA), which as of March 22, 2022 has stopped accepting claims for COVID-19 testing and treatment due to lack of sufficient funding. We have no way of knowing whether the HRSA program will be funded by the government in the future. However even without this funding, our business is still currently running up significantly year over year.”

“We are planning to expand our high complexity molecular diagnostics lab to include clinical testing in 2022. This will expand our menu to offer traditional testing (i.e., hematology, chemistry, immunoassays, coagulation, STDs, urinalysis etc.) Our offerings can also be tailored to the specific needs of research organizations and physicians. In parallel, we plan to build a genetics laboratory outfitted with industry leading Next Generation Sequencing (NGS) to perform Whole Genome Sequencing (WGS) and an array of genetic diagnostic test offerings, both clinical and for research.”

“We believe this expansion will open doors to academic institutions who have a growing demand to conduct genetic research which is at the heart of precision medicine. This is in addition to our current goals to leverage our Food, Drug and Mass distribution and infrastructure to significantly grow direct to consumer sales of genetic tests and ultimately, a large variety of diagnostic tests.

We are also in the early stages of working on the development of a broad spectrum anti-viral OTC dietary supplement as well as building a pharmaceutical division that would license and develop early stage drugs with enormous potential. I look forward to sharing more information about this in the coming months.

As of March 31, 2022, we had working capital of over $50 million. We believe that we have ample cash and working capital for all of our planned expansion for the foreseeable future,” concluded Mr. Karkus.

First Quarter 2022 Financial Results

For the three months ended March 31, 2022, net revenue was $47.5 million as compared to $15.3 million for the three months ended March 31, 2021. The increase in net revenue was the result of a $32.2 million increase in net revenue from diagnostic services and an immaterial increase in consumer products. The increase in net revenue for diagnostic services was due to increased COVID-19 testing volumes performed as a result of the Omicron variant, which emerged in early 2022. Overall diagnostic testing volume increased from 113,000 tests in the first quarter of 2021 to 377,000 tests in the first quarter of 2022.

Cost of revenues for the three months ended March 31, 2022 were $18.9 million, comprised of $16.7 million for diagnostic services and $2.2 million for consumer products. Cost of revenues for the three months ended March 31, 2021 were $6.3 million, comprised of $4.3 million for diagnostic services and $2.0 million for consumer products.

We realized a gross profit of $28.7 million for the three months ended March 31, 2022 as compared to $8.9 million for the three months ended March 31, 2021. The increase of $19.8 million was comprised of an increase of $19.8 million from diagnostic services offset by an immaterial decrease in consumer products. For the three months ended March 31, 2022 and 2021 we realized an overall gross margin of 60.3% and 58.5%, respectively. Gross margin for diagnostic services was 62.8% and 65.9% in the 2022 and 2021 comparable periods, respectively. The decrease in gross margin was principally due to increased sample collection costs and additional costs for HRSA-related testing for which revenue could not be recognized due to the termination of the HRSA uninsured program, partially offset by a decrease in cost of test materials. Gross margin for consumer products was 17.8% and 21.1% in the 2022 and 2021 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended March 31, 2022 were $4.7 million compared to $3.8 million for the three months ended March 31, 2021. The increase of $0.9 million was due to increased COVID-19 testing volumes performed as a result of the Omicron variant, which emerged in early 2022, partially offset by a greater proportion of costs allocated to cost of revenues as a result of the nature of agreements with network providers.

General and administration expenses for the three months ended March 31, 2022 were $7.8 million as compared to $3.8 million for the three months ended March 31, 2021. The increase of $4.0 million in general and administration expenses was principally related to an increase in personnel expenses and professional fees associated with our diagnostic services business.

As a result of the effects described above, net income from operations for the three months ended March 31, 2022 was $12.5 million, or $0.81 per share, as compared to $1.1 million, or $0.07 per share, for the three months ended March 31, 2021. Diluted earnings per share for the three months ended March 31, 2022 and 2021 were $0.68 and $0.06, respectively.

Our aggregate cash, cash equivalents and restricted cash as of March 31, 2022 were $25.8 million as compared to $8.7 million at December 31, 2021. Our working capital was $52.6 million and $45.8 million as of March 31, 2022 and December 31, 2021, respectively. The increase of $17.1 million in our cash, cash equivalents and restricted cash for the three months ended March 31, 2022 was principally due to our proceeds from the sale of marketable debt securities of $5.3 million and $20.3 million cash provided by operating activities, offset by (i) purchases of marketable securities of $0.3 million, (ii) cash dividend payments of $4.6 million, (iii) repayment of note payable of $1.4 million, (iv) repurchase of common shares for $1.2 million, and (v) capital expenditures of $1.1 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 a.m. ET today, May 13, 2022, to review financial results and provide an update on corporate developments. Following management’s formal remarks there will be a question-and-answer session.

Participants can register for the conference call by navigating to:

https://dpregister.com/sreg/10166821/f2a3c48ce3

Please note that registered participants will receive their dial in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in to the conference call by calling: 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the schedule start time and ask to be joined into ProPhase Lab’s conference call.

The conference call will be broadcast live and available for replay at https://dpregister.com/sreg/10166821/f2a3c48ce3 and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A replay of the conference call will be available approximately two hours after the call ends at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code #1033774.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a diversified diagnostics and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing.

ProPhase Diagnostics, Inc., a wholly-owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including state-of-the-art polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Precision Medicine, Inc., a wholly-owned subsidiary of ProPhase, focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Global Healthcare, Inc., a subsidiary of ProPhase, was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Phamaloz contract manufacturing subsidiary.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding projected financial results for the second quarter of 2022, our expectations regarding the COVID-19 pandemic, future waves of the pandemic and continued demand for diagnostic tsting, our plans to grow our diagnostic business and expand our lab services, our plans to grow our genomics businesses, build a WGS laboratory and attract academic institutions, our plans to develop a broad spectrum anti-viral OTC dietary supplement and build a pharmaceutical division, and our expectations regarding the sufficiency of our cash and working capital. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, the scale, scope and duration of the COVID-19 pandemic (including variants), consumer demand for our COVID-19 testing and other lab processing services, our ability to collect payment for the diagnostic tests we deliver, including our ability to collect payment from uninsured individuals if emergency funding is not allocated to the HRSA uninsured program in the future, challenges relating to entering into and growing new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$25,807	$8,408
Restricted cash	-	250
Marketable debt securities, available for sale	3,543	8,779
Marketable equity securities, at fair value	-	76
Accounts receivable, net	36,694	37,708
Inventory, net	4,680	4,600
Prepaid expenses and other current assets	1,831	1,496
Total current assets	72,555	61,317

Property, plant and equipment, net	6,440	5,947
Prepaid expenses, net of current portion	251	460
Right-of-use asset, net	4,319	4,402
Intangible assets, net	10,143	10,852
Goodwill	5,709	5,709
Other assets	248	608
TOTAL ASSETS	$99,665	$89,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,204	$7,026
Accrued diagnostic services	1,012	1,890
Accrued advertising and other allowances	95	104
Lease liabilities	654	663
Deferred revenue	2,246	2,034
Income tax payable	4,285	1,312
Other current liabilities	3,274	2,495
Total current liabilities	19,770	15,524

Non-current liabilities:
Deferred revenue, net of current portion	858	905
Deferred tax liability	443	-
Note payable	18	44
Unsecured convertible promissory notes, net	7,997	9,996
Lease liabilities, net of current portion	4,134	4,198
Total non-current liabilities	13,450	15,143
Total liabilities	33,220	30,667

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	-	-
Common stock authorized 50,000,000, $0.0005 par value, 15,485,900 and 15,485,900 shares outstanding, respectively	16	16
Additional paid-in capital	105,634	104,552
Retained earnings	10,490	2,642
Treasury stock, at cost, 17,018,846 and 16,818,846 shares, respectively	(49,557)	(48,407)
Accumulated other comprehensive loss	(138)	(175)
Total stockholders’ equity	66,445	58,628
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,665	$89,295

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31, 2022	March 31, 2021
Revenues, net	$47,531	$15,271
Cost of revenues	18,854	6,344
Gross profit	28,677	8,927

Operating expenses:
Diagnostic expenses	4,672	3,809
General and administration	7,824	3,782
Research and development	35	115
Total operating expenses	12,531	7,706
Income (loss) from operations	16,146	1,221

Interest income, net	73	87
Interest expense	(233)	(251)
Change in fair value of investment securities	(76)	-
Income from operations before income taxes	15,910	1,057
Income tax expense	(3,416)	-
Income from operations after income taxes	12,494	1,057
Net income	$12,494	$1,057

Other comprehensive loss:
Unrealized gain (loss) on marketable debt securities	37	(11)
Total comprehensive income	$12,531	$1,046

Earnings per share:
Basic	$0.81	$0.07
Diluted	$0.68	$0.06

Weighted average common shares outstanding:
Basic	15,486	14,563
Diluted	18,740	18,200

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the three months ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities
Net income	$12,494	$1,057
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized loss on marketable debt securities	179	2
Depreciation and amortization	1,249	536
Amortization of debt discount	1	2
Amortization on right-of-use assets	83	85
Gain on sale of assets	(23)	-
Stock-based compensation expense	482	428
Change in fair value of investment securities	76	-
Accounts receivable allowances	(924)	-
Inventory valuation reserve	25	-
Changes in operating assets and liabilities:
Accounts receivable	1,938	(11,178)
Inventory	(105)	(12,987)
Prepaid and other assets	(126)	2,243
Other assets	360	(8)
Accounts payable and accrued expenses	1,178	4,009
Accrued diagnostic services	(878)	-
Deferred revenue	165	-
Deferred tax liability	443	-
Lease liabilities	(73)	101
Income tax payable	2,973	-
Other liabilities	770	7,818
Net cash provided by (used in) operating activities	20,287	(7,892)

Cash flows from investing activities
Issuance of secured promissory note receivable	-	(1,000)
Purchase of marketable securities	(206)	(2,005)
Proceeds from sale of marketable debt securities	5,300	100
Proceeds from dispositions of property and other assets	85	-
Capital expenditures	(1,095)	(3,927)
Net cash provided by (used in) investing activities	4,084	(6,832)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	-	35,135
Proceeds from issuance of common stock and warrants from private offering	-	5,500
Repayment of note payable	(1,426)	-
Repurchases of common shares	(1,150)	-
Payment of dividends	(4,646)	-
Net cash (used in) provided by financing activities	(7,222)	40,635

Increase in cash, cash equivalents and restricted cash	17,149	25,911
Cash, cash equivalents and restricted cash, at the beginning of the period	8,658	6,816
Cash, cash equivalents and restricted cash, at the end of the period	$25,807	$32,727

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Interest payment on the promissory notes	$241	$250

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares for debt conversion	$600	$-
Net unrealized gain (loss), investments in marketable debt securities	$37	$(11)

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measure we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results. The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended
	March 31, 2022	March 31, 2021
GAAP net income (1)	$12,494	$1,057
Interest, net	160	164
Depreciation and amortization	1,250	457
EBITDA	13,904	1,678
Share-based compensation expense	482	428
Non-cash rent expense (2)	10	186
Bad debt expense (3)	250	-
Adjusted EBITDA	$14,646	$2,292

(1) We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2) The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(3) Full allowance reserved related to restricted cash.